DATARAM               Dataram Contact:             Investor Contact:
                      Mark Maddocks,               Joe Zappulla
                      Vice President-Finance, CFO  Wall Street Investor
                                                   Relations
PRESS RELEASE         609-799-0071                 212-681-4100
                      info@ataram.com             JZappulla@WallStreetIR.com



                      DATARAM REPORTS SECOND QUARTER
                      FISCAL 2006 FINANCIAL RESULTS

   Board of Directors Declares Regular Quarterly $0.05 Per Share Dividend


PRINCETON, N.J. November 16, 2005 -- Dataram Corporation (NASDAQ: DRAM) today reported its financial results for its fiscal second quarter ended October 31, 2005. Revenues for the second quarter of the current fiscal year were $9.9 million, which compares to $20.3 million for the second quarter of the prior fiscal year and $13.9 million in this year's first quarter. Last year's fiscal second quarter and this year's first quarter included approximately $8.4 million and $3.2 million, respectively of revenues from shipments to a single OEM customer. In the second quarter of this fiscal year, the Company derived no revenues from shipments to that customer. Revenues for the first six months of the current fiscal year were $23.8 million versus $36.1 million for the comparable prior year period. Prior year revenues included approximately $14.1 million in revenue derived from shipments to the same customer. This customer has been undergoing a restructuring of their business including reducing their procurement costs for goods and services. Consequently, the Company only competes for their business on a selective basis making it uncertain whether the Company will be receiving or accepting new orders from this customer in the near future.

Earnings before income taxes were $565,000 compared to $1.5 million for the first quarter of the current fiscal year and $1.6 million for the second quarter of the previous fiscal year. Net earnings for the second quarter were $352,000 or $0.04 per diluted share. This compares to net earnings of $931,000 or $0.11 per diluted share for the first quarter of the current fiscal year and $1.5 million or $0.17 per diluted share for last year's second quarter. Earnings in the second quarter of last fiscal year were taxed at an effective rate of 6.5%, while the Company's effective tax rate for financial reporting purposes in fiscal 2006 is approximately 37.5%. For the first six months of the current fiscal year, the Company's net earnings totaled $1.3 million or $0.15 per diluted share compared to net earnings of $2.7 million or $0.29 per diluted share for the comparable prior year period.

The Company has net operating loss (NOL) carryforwards totaling approximately $10.8 million and the Company will continue to make cash payments for income taxes at an approximate rate of 6.5% of pretax earnings until it utilizes all of its NOL carryforwards. Utilizing the Company's current effective tax rate of 37.5%, comparable diluted earnings per share were $0.11 and $0.19, respectively for the second quarter and six months of last fiscal year. A reconciliation of GAAP to comparable net earnings and comparable diluted earnings per share for the second quarter and six months of last fiscal year is presented in the following table:



(In 000s except per
   share amounts)                 Quarter Ended             Six Months Ended
                           ____________________________    __________________

                           Oct. 31    Oct. 31   July 31    Oct. 31    Oct. 31
                             2005       2004      2005       2005       2004
                           _______    _______   _______    _______    _______
Earnings before
income taxes               $   565    $ 1,632   $ 1,489    $ 2,055    $ 2,880

Income tax expense
as reported                    213        106       558        771        187

Adjustment to income
tax expense(1)                   0        506         0          0        893

Comparable income
tax expense(1)                 213        612       558        771      1,080

Comparable net earnings(1) $   352    $ 1,020   $   931    $ 1,284    $ 1,800

Comparable diluted EPS(1)  $  0.04    $  0.11   $  0.11    $  0.15    $  0.19
__________________________________________________
(1)Assumes comparable effective tax rate of 37.5%.

Gross margins during the second quarter were approximately 30 percent, which compares to approximately 30 percent in the first quarter and compares to approximately 22 percent for the second quarter of the prior fiscal year. Margins have been higher than the Company's historical norm and reflect a higher than normal shipment percentage of larger capacity memory, which typically command higher margins. The Company considers 25 percent gross margins with quarterly fluctuations of as much as 3 percent to be normal. The Company's backlog at the end of the second quarter was $770,000 compared to $1.5 million at the end of the previous quarter.

During the second quarter, the Company paid approximately $421,000 in cash dividends. Nevertheless, the Company's cash and cash equivalents has increased to $12.7 million from $10.5 million at the end of the first quarter and $9.3 million at the beginning of the fiscal year. As of October 31, 2005, there were 8,465,146 common shares outstanding.

Robert V. Tarantino, Dataram's chairman and CEO commented, "Our business model and current cost structure allow us to operate profitably, even in a down quarter. We generated significant cash flow from operating activities in the second quarter and expect our quarterly operating results to improve as we move forward. Today, the Company's board of directors approved a $0.05 per share regular quarterly dividend. The dividend will be payable on December 14, 2005, to shareholders of record as of November 30, 2005."

As announced in a press release dated November 9, 2005, Dataram will conduct a conference call today at 4:30 p.m. (EST) to present its second quarter financial results and to respond to investor questions. Interested shareholders may participate in the call by dialing 800-263-9160 and providing the following reservation number: 21268898. It is recommended that participants call 10 minutes before the conference call is scheduled to begin. The conference call can also be accessed over the Internet through Vcall at
www.vcall.com.   A replay of the call will be available approximately one hour after the completion of the conference call through Vcall and for 24 hours by dialing 800-633-8284 or 402-977-9140 and entering the reservation number listed above.

USE OF NON-GAAP MEASURES
Management believes that "comparable" net earnings and "comparable" diluted earnings per share, which are non-GAAP measurements, are meaningful to investors because they provide a view of the Company with respect to ongoing operating results. These results exclude significant charges or credits which are important to an understanding of the Company's overall operating results in the period presented. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance. A reconciliation of GAAP measurements to non-GAAP has been presented in this press release.



ABOUT DATARAM CORPORATION
Dataram is a worldwide leader in the design and manufacture of high capacity, reliable and innovative memory solutions. With over 38 years of experience, Dataram provides customized memory solutions for OEMs and compatible memory for leading brands including HP, Dell, IBM, SGI, Sun Microsystems and Intel. For more information about Dataram, visit www.dataram.com

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.

                      ***** Financial Tables Follow *****


                         DATARAM CORPORATION AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED STATEMENT OF EARNINGS
                       (In thousands, except per share amounts)
                                      (Unaudited)



                                    Second Quarter Ended         Six Months
                                        October 31,              October 31,
                                    ____________________       _______________
                                      2005        2004         2005       2004
                                   _______    ________     ________   ________

Revenues                           $ 9,858    $ 20,322     $ 23,802   $ 36,114

Costs and expenses:
  Cost of sales                      6,886      15,816       16,632     27,557
  Engineering and development          293         312          559        631
  Selling, general
    and administrative               2,282       2,575        4,775      5,123
                                   _______     _______      _______   ________
                                     9,461      18,703       21,966     33,311
                                   _______     _______      _______   ________

Earnings from operations               397       1,619        1,836      2,803

Other income                           168          13          219         77
                                   _______     _______      _______   ________

Earnings before income taxes           565       1,632        2,055      2,880

Income tax provision                   213         106          771        187
                                   _______     _______      _______   ________

Net earnings                       $   352    $  1,526     $  1,284   $  2,693
                                   =======     =======      =======   ========

Net earnings per share:
   Basic                           $  0.04    $   0.18     $   0.15   $   0.31
                                   =======     =======      =======   ========
   Diluted                         $  0.04    $   0.17     $   0.15   $   0.29
                                   =======     =======      =======   ========

Weighted average number of shares
outstanding:
   Basic                             8,441       8,599        8,411      8,581
                                   =======     =======      =======   ========
   Diluted                           8,941       9,216        8,829      8,265
                                   =======     =======      =======   ========



                       DATARAM CORPORATION AND SUBSIDIARIES
                       CONDENSED CONSOLIDATED BALANCE SHEETS
                                    (In thousands)
                                     (Unaudited)


                                          October 31, 2005      April 30, 2005
                                          ________________      ______________
ASSETS
Current assets
   Cash and cash equivalents                $  12,710             $   9,281
   Trade receivables, net                       5,052                 8,397
   Inventories                                  1,980                 2,369
   Deferred income taxes                        2,191                 3,258
   Other current assets                           330                   130
                                            _________             _________
      Total current assets                     22,263                23,435

Deferred income taxes (non-current)             1,130                   630

Property and equipment, net                     1,784                 2,028

Other assets                                       60                    54
                                            _________             _________
Total assets                                $  25,237             $  26,147
                                            =========             =========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Accounts payable                         $   1,404             $   2,528
   Accrued liabilities                            933                 1,438
                                            _________             _________
      Total current liabilities                 2,337                 3,966


Stockholders' equity                           22,900                22,181
                                            _________             _________

Total liabilities and stockholders' equity  $  25,237             $  26,147
                                            =========             =========